EXHIBIT 10.5

CONTRACT FOR CONSULTING SERVICES

This Contract for Consulting Services (“Consulting Contract”) is made between Daniel L. Dienstbier (“Consultant”) and Dynegy Inc., an Illinois Corporation (the “Company”), and is executed this 19th day of March 2004 and is effective as of May 20, 2004 (the “Effective Date”).

1. TERM OF AGREEMENT. The term of this Consulting Contract shall commence on the Effective Date and end on May 20, 2006 (the “Termination Date”). The Company retains complete discretion to terminate this Consulting Contract prior to the Termination Date. In the event the Company terminates this Consulting Contract prior to the Termination Date, Consultant’s sole remedy for such termination will be limited to the remaining compensation that would have been paid from the Effective Date to the Termination Date.

2. DUTIES OF CONSULTANT. Consultant will provide consulting services to the Company regarding issues to be determined in the discretion of the Executive Vice President and General Counsel of the Company (GC), or the Group General Counsel – Litigation (GGC). In his consulting role, Consultant will, upon request of the GC or GGC, give advice on all matters concerning the Company’s securities, ERISA and derivative litigation and will undertake special assignments as mutually agreed between Consultant and the GC or GGC. Consultant will bring to the GC’s or GGC’s attention all issues or matters that Consultant observes and which, based on his knowledge and experience as a businessman, should be brought to the attention of the GC or GGC. Consultant shall observe and comply with all lawful directions and instructions by and on the part of the Company’s management, endeavor to promote the interests of the Company, and not at any time do anything which may cause or tend to be likely to cause any loss or damage to the Company in business, reputation or otherwise. Consultant will be invited to attend appropriate Company meetings, including meetings of the Board of Directors, in the discretion of the GC or GGC.

3. COMPENSATION. For all services rendered by Consultant to the Company under this Consulting Contract, the Company shall pay Consultant Seventy-five Thousand Dollars ($75,000) annually to be paid ratably once per calendar quarter at the end of each quarter beginning with the quarter ending on June 30, 2004. Consultant is an independent contractor and, as a result, the Company will not withhold any monies from Consultant’s compensation for the purposes of FICA, FUTA or any other federal or state taxing authority. Consultant is solely responsible for any tax liability in whatever country or nation arising from the compensation the Company pays Consultant under the terms of this Consulting Contract. Consultant agrees that, in the event it is determined by some taxing authority that the payments under this Consulting Contract are subject to any United States or foreign tax liability, he shall be fully responsible for said liability and hereby agrees to fully indemnify and hold the Company harmless for any amounts determined to be due and owing by Consultant, including any fines, interest or penalties.

4. EXPENSES. The Company agrees to reimburse Consultant for all reasonable and customary travel expenses for travel related to the performance of his duties as a consultant to the Company upon submission by Consultant of appropriate documentation.

5. TERMINATION OF THE CONTRACT. Between the Effective Date and the Termination Date, either the Company or Consultant may terminate this Consulting Contract with thirty (30) days written notice to the other party. If the Company terminates the Consulting Contract under this Section 5, Consultant will be entitled to payment of all monies owed to Consultant as if the term of the Consulting Contract had been completed. Such compensation will be paid to Consultant in one lump sum on the 15th day of the month following the expiration of the thirty (30) day notice period. If Consultant terminates the Consulting Contract under this Section 5, Consultant will not be entitled to any further compensation except that which was earned prior to the date of the written notice of termination.

6. CONSULTANT’S CONFIDENTIALITY AGREEMENT. Consultant acknowledges that the Company has established a valuable and extensive trade in the services it provides, which has been developed at considerable expense to the Company. Consultant agrees that, by virtue of the relationship of trust and confidence between Consultant and the Company, Consultant has and will have certain information and knowledge of the business and operations of the Company that are confidential and proprietary in nature, including without limitation, information about finances, processes, technology, litigation, customers and customer contracts.

Consultant agrees that he will not at any time disclose or use, either during or subsequent to the term of this Consulting Contract, any information, knowledge or data which he receives or develops during his relationship with the Company that is considered proprietary by the Company or that relates to the trade secrets of the Company. Such information, knowledge or data includes the following which is by example only: confidential information and knowledge pertaining to the technology, equipment, processes and operations of the businesses of the Company, as well as confidential knowledge and information pertaining to the Company’s contracts with employees, employee compensation packages and welfare benefit plans, employee bonus and stock option plans, contracts with customers, accounting or financial data, pricing or salary data, marketing data, business plans and strategies, information concerning profitability or margins, negotiations and contracts, research, customer or vendor lists, inventions, and discoveries (“Proprietary Information”).

Consultant further agrees that any materials and/or information developed by him for the Company’s use during the term of this Consulting Contract are the sole and exclusive property of the Company. Any materials and information that are the property of the Company shall be returned to the Company immediately upon termination of this Consulting Contract or upon oral or written request. Consultant further agrees that any use of said materials or information subsequent to termination of this Consulting Contract or a request of return shall constitute a violation of this Contract. Consultant agrees that upon termination of this Consulting Contract, he shall promptly return any and all documents containing the above information, knowledge or data, or relating thereto, to the Company. Consultant acknowledges that the Proprietary Information is created at substantial cost and expense to the Company and that unauthorized use or disclosure would cause irreparable injury to the Company.

7. INDEMNITY. If at any time during the term of this Consulting Contract or subsequent to its Termination Date, Consultant is made a party to or threatened to be made a party to any civil, criminal or administrative action, suit or proceeding by reason of the services performed by him for the Company under this Consulting Contract, Consultant shall be indemnified by the Company, to the fullest extent permitted under applicable law, against expenses incurred by him or imposed on him in connection with, or resulting from, the defense of such action, suit or proceeding, or in connection with, or resulting from, any appeal therein, if Consultant acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, except with respect to matters as to which it is finally adjudged by a court of competent jurisdiction that Consultant is liable to the Company or to another corporation, partnership, joint venture, trust or other enterprise for willful misconduct in the performance of his services. As used herein, the term “expenses” shall include all obligations actually and reasonably incurred by Consultant for the payment of money, including, without limitation, attorney’s fees, judgments, awards, fines, penalties and amounts paid in satisfaction of a judgment or in settlement of any such action, suit or proceeding, except amounts paid to the Company or such other corporation, partnership, joint venture, trust or other enterprise by Consultant. The foregoing indemnification provisions shall be in addition to any other rights to indemnification to which Consultant may be entitled.

8. AGREEMENT NOT TO SOLICIT OR RECRUIT EMPLOYEES OF THE COMPANY. Consultant agrees to refrain from soliciting, recruiting, encouraging, or initiating contact with any of the Company’s employees in any way for the purpose of offering them employment, either as an employee or as a consultant or adviser, with Consultant, directly or indirectly, for himself or with or for others. Consultant further agrees to refrain from authorizing, directing, or advising any third persons or entities to solicit, recruit, encourage, or initiate contact with any of the Company’s employees in any way for the purpose of offering them employment, either as an employee or as a consultant or adviser, with Consultant, directly or indirectly, for himself or with or for others.

9. CESSATION OF BUSINESS. Notwithstanding any provisions in this Consulting Contract to the contrary, in the event that the Company shall cease operating its business, then this Contract shall terminate as of the last day of the month in which the Company ceases operations, with the same force and effect as if such last day of the month originally was set as the termination date hereof. A merger, acquisition or similar corporate restructuring under which the principal business of the Company is continued shall not be considered cessation of the business of the Company.

10. DISPUTE RESOLUTION. Consultant hereby agrees that any dispute relating to this Consulting Contract or to the breach of this Consulting Contract arising between Consultant and the Company shall be settled by mediation before a mediator mutually selected and agreed upon by the parties. Should a dispute related to the Consulting Contract fail to resolve at mediation, Consultant hereby agrees that the dispute shall be settled by arbitration in accordance with the arbitration rules of the American Arbitration Association. The arbitration proceeding, including the rendering of an award, shall take place in Houston, Texas. All fees and expenses associated with the arbitration shall be borne equally by Consultant and the Company. The award of the arbitrator and/or mediator shall be final and binding upon the parties without appeal or review except as permitted by the Federal Arbitration Act.

11. WAIVER OF BREACH OF AGREEMENT. If either party waives a breach of this Consulting Contract by the other party, that waiver will not operate or be construed as a waiver of any other or subsequent breaches.

12. NOTICE. Any notice given by the Company to Consultant under this Consulting Contract shall be sufficient if in writing and either (1) hand delivered to Consultant, or (2) mailed, returned receipt requested, to Consultant’s last address on the records of the Company. Any notice given by Consultant to the Company under this Consulting Contract shall be sufficient if in writing and either (1) hand delivered to the CEO, or (2) mailed, returned receipt requested, to the CEO.

13. ASSIGNMENT. The rights of the Company hereunder may, without the consent of Consultant, be assigned by the Company to any parent, subsidiary, affiliate or successor of the Company. This Consulting Contract is assignable by Consultant only with the express written consent of the CEO.

14. SEVERABILITY. Any provisions of this Consulting Contract prohibited by or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be deemed ineffective and deleted from this Consulting Contract without affecting any other provision of this Consulting Contract or the effectiveness of such provision in any jurisdiction in which it is not prohibited or unenforceable. It is the desire of the parties hereto that this Consulting Contract be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable, the parties hereby agree and consent that such provision shall be reformed to make it a valid and enforceable provision to the maximum extent permitted by applicable law.

15. SURVIVAL OF PROVISIONS. The provisions of Sections 8, 10 and 12 through 17, inclusive, of this Consulting Contract shall survive its termination and shall be enforceable by the Company for a period of four years after such termination, regardless of the circumstances of such termination. The provisions of Section 6 of this Consulting Contract shall survive its termination and shall be enforceable forever.

16. CHOICE OF LAW. This Consulting Contract shall be construed and governed by the laws of the State of Texas. Any and all matters of dispute arising out of, or in any way connected with, this Contract or the relationship between Contractor and the Company, except those matters governed by the dispute resolution provided in Section 9 above, shall be subject to determination only by the Courts of Houston, Harris County, Texas. Contractor and the Company hereby consent and submit to the exclusive jurisdiction of the Courts of Houston, Harris County, Texas.

17. ENTIRE AGREEMENT AND AMENDMENT. This Consulting Contract supersedes any and all other agreements, either oral or in writing, between the parties hereto. This Consulting Contract contains the entire agreement of the parties with respect to the subject matter covered hereby and may be amended, waived or terminated only by an instrument in writing executed by both parties hereto.

Consultant

/s/ DANIEL L. DIENSTBIER

Daniel L. Dienstbier

DYNEGY INC.

/s/ CAROL F. GRAEBNER

By: Carol F. Graebner Its: Executive President and General Counsel